UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Ecology and Environment, Inc.

(Name of Registrant as Specified In Its Charter)

Mill Road Capital II, L.P.

Mill Road Capital II GP LLC

Mill Road Capital Management LLC

Thomas E. Lynch

Scott P. Scharfman

Justin C. Jacobs

Michael El-Hillow

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 5, 2017, Mill Road Capital issued a press release in connection with Ecology and Environment, Inc.’s 2017 Annual Meeting of Shareholders, a copy of which is provided below.

GREENWICH, Conn.—(BUSINESS WIRE) —Mill Road Capital Management, LLC (“Mill Road”) today announced that Institutional Shareholder Services (“ISS”), the leading independent proxy advisory firm, has recommended that Ecology & Environment (NASDAQ:EEI) (“EEI”) shareholders vote “FOR” both of Mill Road’s director nominees in connection with EEI’s Annual Meeting on April 20, 2017.

In its April 4, 2017 report, ISS stated:

ISS on Is Change Warranted?

Mill Road has presented a compelling case that additional change is needed at the board level. The company’s stock has underperformed sharply for several years. The company’s revenues continue to fall, leading to weak profits and returns on capital. At the same time, EEI appears ready to start acquiring other companies, despite no recent history of M&A. Unaffiliated (Class A) shareholders have had little say in the company, despite a larger economic stake. It seems appropriate to have Class A shareholder oversight, especially with this new strategy.

ISS on Company Nominees:

The board’s Class A nominees appear less compelling. Mill Road’s concerns about how independent Betrus truly is seem well founded, as Betrus’ former supervisors at EEI are now Class B directors. Management nominee Untracht has six years’ experience as a director of a publicly traded consulting company. However, his experience and relevance appear less strong than that of either Mill Road nominee.

ISS on Mill Road Nominees:

Justin Jacobs brings a strong, direct interest in improving shareholder value. Michael El-Hillow brings valuable experience as an executive and a board member at public companies. These nominees appear likely to also bring more diverse viewpoints, which may help reverse the company’s revenue decline and stock underperformance. Votes FOR Mill Road nominees Jacobs and El-Hillow on the GREEN card are therefore warranted.

Mill Road urges shareholders to vote “FOR” Mill Road’s highly qualified nominees, recommended by ISS, by signing, dating and returning the GREEN proxy card.

Note: Permission from ISS neither sought nor obtained in quoting report.

About Mill Road Capital

Mill Road Capital is a private investment firm focused on investing in and partnering with publicly traded micro-cap companies in the U.S. and Canada. The firm has flexible, long-term capital with the ability to purchase shares in the open market, buy large block positions from existing shareholders, provide capital for growth or acquisition opportunities, or execute going-private transactions. The firm has raised approximately $670 million of aggregate equity capital commitments and has offices in Greenwich, CT and the San Francisco Bay Area. More information can be found at http://www.millroadcapital.com.

Contacts

InvestorCom

John Glenn Grau, 203-972-9300

ON MARCH 21, 2017, MILL ROAD, TOGETHER WITH THE OTHER PARTICIPANTS FILED A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A AND A RELATED FORM OF PROXY WITH THE SECURITIES AND EXCHANGE COMMISSION, IN CONNECTION WITH MILL ROAD’S SOLICITATION OF PROXIES FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS OF ECOLOGY AND ENVIRONMENT, INC.

STOCKHOLDERS OF ECOLOGY AND ENVIRONMENT, INC. ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE SOLICITATION OF PROXIES IN FOR USE AT THE ANNUAL MEETING. THE DEFINITIVE PROXY STATEMENT AND GREEN PROXY CARD WILL BE AVAILABLE TO THE STOCKHOLDERS OF ECOLOGY AND ENVIRONMENT, INC. FROM THE PARTICIPANTS AT NO CHARGE, BY CONTACTING OUR PROXY SOLICITOR, INVESTORCOM, INC., BY PHONE TOLL-FREE AT 1-877-972-0090, AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

In addition to the Nominees (who are Justin C. Jacobs and Michael El-Hillow), the “Participants” in the proxy solicitation are Mill Road, Mill Road Capital II GP LLC, Mill Road Capital Management LLC, Thomas E. Lynch, and Scott P. Scharfman.

As of the date of this filing, Mill Road, the Participants and their associates beneficially owned an aggregate of 463,072 shares of Class A Common Stock, representing approximately 15.4% of the 3,000,956 outstanding shares of Class A Common Stock as reported in EEI’s proxy statement dated March 7, 2017. The following table provides information about the beneficial ownership of Common Stock by Mill Road, Mill Road Capital GP II LLC, Mr. Lynch and Mr. Scharfman as of the date of this filing. The other Participants and the associates of both Mill Road and the Participants do not beneficially own any shares of Common Stock. Mill Road and the Participants do not beneficially own any securities of any parent or subsidiary of EEI.

		Amount and Nature of Beneficial Ownership
Title of Class	Name and Address of Beneficial Owner	Shares Held	Right to Acquire	Total Number	Percent of Class (3)
Common Stock	Mill Road Capital II, L.P. (1) 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830	463,072	0	463,072	15.43%

Common Stock	Mill Road Capital II GP LLC (2) 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830	463,072	0	463,072	15.43%

Common Stock	Thomas E. Lynch (2) c/o Mill Road Capital II GP LLC 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830	463,072	0	463,072	15.43%

Common Stock	Scott P. Scharfman (2) c/o Mill Road Capital II GP LLC 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830	463,072	0	463,072	15.43%

(1)	Mill Road Capital II, L.P. beneficially owns 463,072 shares of Common Stock, 1,000 of which are held of record.
(2)	Mill Road Capital II GP LLC, and Mr. Lynch and Mr. Scharfman as the Management Committee Directors of Mill Road Capital GP II LLC, each has shared power to vote and dispose of the 463,072 shares of Common Stock beneficially owned by Mill Road Capital II, L.P.
(3)	For purposes of calculating the percent of class, shares of outstanding Class A Common Stock excludes shares of Class B Common Stock that did not convert prior to the record date.